Exhibit 2.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

HAPPYNEST REIT, INC.

FIRST:	HappyNest REIT, Inc., a Maryland corporation, desires to amend and restate its articles of incorporation (the “Articles”) as currently in effect.

SECOND:	The following provisions of the Articles shall be all the provisions currently in effect:

Article I

NAME, ADDRESS AND PURPOSES

1.1          Name. The name of the corporation (which is hereafter called the “Corporation”) is HappyNest REIT, Inc.

1.2          Principal Office; Resident Agent. The address of the principal office of the Corporation in the State of Maryland is c/o 1997 Annapolis Exchange Parkway, Suite 300, Annapolis 21401. The name of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated, whose address is 2405 York Rd, Suite 301, Lutherville Timonium, MD 21093-2264. The resident agent is a Maryland corporation.

1.3          Purpose. The Corporation may engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including without limitation engaging in business as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or as any successor statute (the “Code”).

Article II

DEFINITIONS

In these Articles, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

“Acquisition Expenses” means expenses paid by or on behalf of the Corporation Group in connection with the acquisition of Properties by the Corporation Group, including without limitation legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of Properties, in each case whether or not consummated.

“Acquisition Fees” means the aggregate amount of all fees and commissions paid by or on behalf of the Corporation Group in connection with the acquisition of Properties by the Corporation Group, including without limitation any and all (i) real estate commissions, (ii) selection, development, construction fees and/or nonrecurring management fees, (iii) loan fees or points, or (iv) any fees of a similar nature, however designated, but excluding development, construction and loan brokerage fees paid to persons not affiliated with the Sponsor or Advisor.

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“Advisor” means the person responsible for directing or performing the Corporation Group’s day-to-day business, including any person to which substantially all such functions are subcontracted. HappyNest Advisors, LLC is the Advisor as of the date hereof.

“Affiliate” means, with respect to any person, (i) any person directly or indirectly owning, controlling, or holding, with power to vote, 10% or more of the outstanding voting securities of the first person; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by the first person; (iii) any person directly or indirectly controlling, controlled by, or under common control with the first person; (iv) any executive officer, director, trustee, or general partner of such other person; or (v) any legal entity for which the first person acts as an executive officer, director, trustee, or general partner.

“Asset Management Fee” means, with respect to any month, 0.0417% of the Corporation Group’s Total Invested Value, calculated as of the close of business on the immediately preceding September 30 or March 31.

“Average Invested Assets” means, for any period, the average of the aggregate book value of the Property of the Corporation Group on a consolidated basis in accordance with GAAP, invested, directly or indirectly, in equity interests in, and loans secured by, real estate (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves) computed by taking the average of such values at the end of each month during such period.

“Average Liquid Assets” means, for any period, the average of the aggregate value of the Liquid Assets of the Corporation Group on a consolidated basis in accordance with GAAP.

“Board of Directors” means the Board of Directors of the Corporation.

“Bylaws” means the Bylaws of the Corporation, as in effect from time to time.

“Contract Price” means (i) in the case of the acquisition of a Property, the amount actually paid or allocated by the Corporation Group to the purchase, development, construction or improvement of such Property (exclusive of Acquisition Fees and Acquisition Expenses) and (ii) in the case of the disposition of a Property, the amount actually received by the Corporation Group in respect of such Property (exclusive of Disposition Fees and Disposition Expenses).

“Corporation Group” means the Corporation together with its direct and indirect subsidiaries.

“Director” means a member of the Board of Directors of the Corporation.

“Disposition Expenses” means expenses paid by or on behalf of the Corporation Group in connection with the disposition of Properties by the Corporation Group, including without limitation legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments, accounting fees and expenses, title insurance and miscellaneous expenses related to disposition of Properties, in each case whether or not consummated.

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“Disposition Fee” means the aggregate amount of all fees and commissions paid by or on behalf of the Corporation Group in connection with the disposition of Properties by the Corporation Group, including without limitation any and all real estate commissions and fees of a similar nature but excluding fees paid to persons not affiliated with the Sponsor or Advisor.

“GAAP” means U.S. generally accepted accounting principles, consistently applied, as in effect from time to time.

“Independent Director” means a Director who is not as of the time in question, and has not been in the two years prior to such time, associated directly or indirectly, with the Sponsor or Advisor. For purposes of this definition, (a) a Director shall be deemed to be associated with the Sponsor or Advisor if he or she (i) owns an interest in the Sponsor, Advisor, or any of their Affiliates; (ii) is employed by the Sponsor, Advisor, or any of their Affiliates; (iii) is an officer or director of the Sponsor, Advisor, or any of their Affiliates; (iv) performs services, other than as a Director, for the Corporation; (v) is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or (vi) has any material business or professional relationship with the Sponsor, Advisor, or any of their Affiliates; (b) an “indirect association” includes an association resulting from a spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law of a Director with (or within the past two years) with the Sponsor, Advisor, any of their Affiliates or the Corporation and (c) a business or professional relationship shall per se be deemed material if the gross revenue derived by the prospective Independent Director from the Sponsor, the Advisor or their Affiliates exceeds 5.0% of the annual gross revenue, derived from all sources, during either of the last two years; or net worth, on a fair market value basis, of the prospective Independent Director.

“Independent Expert” means a person with no material current or prior business or personal relationship with the Advisor or Directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation Group.

“Liquid Assets” means liquid non-real estate assets and securities, including cash and cash equivalents.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real estate investment trusts published by the North American Securities Administrators Association in effect on the date hereof.

“NAV” means (i) the total assets (other than intangibles) of the Corporation Group on a consolidated basis in accordance with GAAP, measured as of the cost thereof (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves) minus (ii) the total liabilities of the Corporation Group on a consolidated basis in accordance with GAAP, in each case calculated at least semi-annually as of March 31 and September 30 of each year.

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“NAV Per Share” means the quotient of (i) the NAV for any period divided by (ii) the number of Shares issued and outstanding as of the last day of the same period, determined in accordance with the principles established from time to time by the Board of Directors. As of the date hereof, the principles for determination of the NAV Per Share are set forth in the offering circular for the Corporation; from and after the date hereof, the Board of Directors may from time to time update or amend such principles for determination of the NAV Per Share as it determines to be appropriate.

“Net Income” means, for any period, (i) the total revenues of the Corporation Group on a consolidated basis in accordance with GAAP, for such period minus (ii) the expenses of the Corporation Group on a consolidated basis in accordance with GAAP, for such period (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves). No incentive fee is contemplated to be paid to the Advisor, but if such a fee were to be paid, the calculation of Net Income would exclude, for purposes of calculating the Total Operating Expenses in accordance with the NASAA REIT Guidelines, the gain from the sale of assets of the Corporation or its direct or indirect subsidiaries if any incentive fee is paid to the Advisor for such period.

“Organization and Offering Expenses” means any and all expenses paid or payable by the Corporation (including by way of reimbursement of the Sponsor, the Advisor or their Affiliates) in connection with the Corporation’s organization and the offering of interests in the Corporation, including without limitation expenses for printing, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Property” means any and all properties, real, personal or otherwise, tangible or intangible, which are owned or held by or on behalf of, or for the account of the Corporation Group (including all rents, income, profits and gains therefrom), whether directly or indirectly through joint ventures, or other partnerships, or other legal entities.

“Roll-up” means a transaction involving the acquisition, merger, conversion, or consolidation of the Corporation (either directly or indirectly) and the issuance of securities of a Roll-up Entity, excluding (i) a transaction involving securities of the Corporation if listed for at least twelve months on a national securities exchange or (ii) a transaction involving the conversion to trust or association form of only the Corporation if there will be no significant adverse change as a result of the transaction in the voting rights of the Corporation’s Stockholders, the Corporation’s term of existence or investment objectives or the Sponsor or Advisor’s compensation.

“Roll-up Entity” mean a partnership, real estate investment trust, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed Roll-up transaction.

“Shares” means shares of Common Stock (as defined in Article III).

“Stockholder” mean holders of Shares.

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“Sponsor” means (i) any person directly or indirectly instrumental in organizing, wholly or in part, the Corporation Group or (ii) any person who will control, manage or participate in the management of the Corporation Group, and any Affiliate of such person, but excluding in each case (x) a person whose sole relationship with the Corporation is that of an independent property manager of the Corporation Group’s Properties, and whose only compensation is as such, (y) wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services and (z) officers, directors and employees solely of the Corporation. Unless excluded from the definition of “Sponsor” in the preceding sentence, a person may also be deemed a “Sponsor” by (a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Corporation, either alone or in conjunction with one or more other persons; (b) receiving a material participation in the Corporation Group in connection with the founding or organizing of the business of the Corporation Group, in consideration of services or property, or both services and property; (c) having a substantial number of relationships and contacts with the Corporation Group; (d) possessing significant rights to control the assets owned by the Corporation Group; (e) receiving fees for providing services to the Corporation Group which are paid on a basis that is not customary in the industry; or (f) providing goods or services to the Corporation Group on a basis which was not negotiated at arms length with the Corporation Group. As of the date hereof, Vitellus, LLC, a Delaware limited liability company, is a “Sponsor” of the Corporation.

“Total Invested Value” means, for any period, the sum of the Average Invested Assets plus the Average Liquid Assets.

“Total Operating Expenses” means the aggregate amount of all expenses incurred or paid by or on behalf of the Corporation Group on a consolidated basis in accordance with GAAP, including fees of the Advisor, but excluding: (i) the expenses of raising capital (such as Organization and Offering Expenses), (ii) legal, audit, accounting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer and registration, if any, of the Shares, (iii) interest payments; (iv) taxes; (v) non-cash expenditures such as depreciation, amortization, impairments bad debt, or other similar non-cash reserves; (vi) incentive fees paid in compliance with the NASAA REIT Guidelines; (vii) Acquisition Fees, Acquisition Expenses, Disposition Fees, Disposition Expenses, and (viii) real estate commissions on resale of Properties and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other Properties (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of Properties).

“Unimproved Real Property” means real property directly or indirectly owned by the Corporation which has the following three characteristics: (i) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within one year. As of the date hereof, the Corporation does not expect to own Unimproved Real Property.

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Article III

SHARES; STOCKHOLDERS

3.1          Authorized Shares.

(a)          The Corporation shall have the authority to issue up to 250,000,000 shares of stock, consisting of up to 200,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and up to 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

(b)          Upon approval of a majority of the entire Board of Directors and without any action by the Stockholders, the Board of Directors may amend these Articles from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(c)          Upon the payment of such amount of consideration for shares of stock as may be determined by the Board of Directors in its sole discretion and the issuance of shares of stock in connection therewith by the Corporation, such shares shall be non-assessable.

(d)          If shares of one class of stock shall be classified or reclassified into shares of another class of stock pursuant to Section 3.2, 3.3 or 3.4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, such that the aggregate number of shares of stock of all classes that the Corporation has the authority to issue does not exceed the then total number of authorized shares of the Corporation’s stock.

(e)          The Corporation is authorized but not obligated to issue fractional Shares. Such fractional Shares do not have any voting rights, unless otherwise determined by the Board of Directors.

3.2          Common Stock. Each Share shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued Shares from time to time into one or more classes or series of stock.

3.3          Preferred Stock. The Board of Directors may approve the issuance of Preferred Stock, classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock. The designation of the rights and preference of Preferred Stock, and the issuance of Preferred Stock, must be approved by a majority of the Independent Directors not interested in the transaction. The Independent Directors are authorized to consult with counsel for the Corporation or independent counsel at the expense of the Corporation before deciding whether to approve the issuance of Preferred Stock.

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3.4          Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors shall (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation, (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the provisions of this Article III and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 3.4 may be made dependent upon facts or events ascertainable outside these Articles (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof; provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

3.5          No Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. The Corporation shall continue to treat the holder of uncertificated capital stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose. With respect to any shares of capital stock that are issued without certificates, information regarding restrictions on the transferability of such shares that would otherwise be required by the Maryland General Corporation Law (the “MGCL”) to appear on the stock certificates will instead be furnished to Stockholders upon request and without charge.

3.6          Articles and Bylaws. The rights of all Stockholders and the terms of all shares of capital stock of the Corporation are subject to the provisions of these Articles and the Bylaws.

3.7          Election and Removal of Directors; Quorum.

(a)          A majority of Stockholders in person or represented by proxy at an annual or special meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, vote to elect the Directors. Except as otherwise provided in these Articles, the holders of majority of the voting shares, represented in person or by proxy, shall constitute a quorum at a meeting of Stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of business.

(b)          Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time at an annual or special meeting of the Stockholders by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of Directors in the event of the Director’s or Board of Director’s fraud, willful misconduct or gross negligence, as determined by a non-appealable final judgement of a court of competent jurisdiction.

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3.8          Preemptive Rights and Appraisal Rights.

(a)          Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to this Article III or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

(b)          Holders of shares of stock shall not be entitled to exercise any rights of an objecting Stockholder provided for under MGCL Title 3, Subtitle 2 unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

3.9          Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right to redeem such non-compliant Person’s Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at a per Share price equal to the lowest of (i) the price then being paid per Share purchased in the Corporation’s latest Offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to the Reinvestment Plan), (ii) the estimated value of a Share as determined in the Corporation’s most recent valuation pursuant to Regulatory Notice 09-09 of the Financial Industry Regulatory Authority, Inc., (iii) the fair market value of a Share as determined by an independent valuation obtained by the Corporation, (iv) the NAV Per Share, as last determined by or on behalf of the Advisor or (v) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased Shares to the Corporation. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 3.9, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation. The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 3.9. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 3.9 shall be of no force or effect with respect to any Shares that are then listed on a national securities exchange or trading in the over-the-counter market.

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3.10        Except as expressly otherwise required by these Articles, (i) the approval of a plan of merger or share exchange for which the MGCL requires shareholder approval, (ii) the approval of a sale of all, or substantially all of the Corporation’s property, other than in the usual and regular course of business or (iii) the approval of the dissolution of the Corporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote.

Article IV

THE BOARD OF DIRECTORS

4.1          Number and Experience of Directors; Initial Directors.

(a)          The number of Directors of the Corporation shall be fixed by, or in the manner provided in the Bylaws, and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no event shall there be less than three (3) or more than seven (7) Directors. In any event, the number of Directors shall never be less than the minimum number required under the MGCL. The number of Directors is currently fixed at five (5) Directors.

(b)          Except during a period of vacancy or vacancies on the Board of Directors, a majority of the Directors shall at all times consist of persons who meet the qualifications to be Independent Directors. A Director shall have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of asset being acquired by the Corporation. At least one of the Independent Directors shall have three years of relevant real estate experience.

(c)          The names of the Directors who shall act until the first meeting or until their successors are duly chosen and qualified are: Jesse Prince, Thomas K. Engberg, Ryan Severino, Lindsay Ornstein and Christopher Caltabiano.

4.2          Removal of Directors; Vacancies.

(a)          Subject to Section 4.2(b), upon becoming eligible to make the election provided for by MGCL Section 3-802(a)(2), the Corporation hereby elects to become subject to MGCL Section 3-804(c). MGCL Section 3-804(c) states that, except as may be provided by the Board of Directors in establishing the terms of any class or series of stock, (i) any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and (ii) any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

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(b)          Notwithstanding Section 4.2(a), vacancies among, as well as replacements for, Independent Directors shall be nominated solely by the Independent Directors.

4.3          Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles or the Bylaws.

4.4          Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) Acquisition Expenses, Acquisition Fees, Average Invested Assets, Contract Price, Disposition Expenses, Disposition Fees, Net Income, (ii) the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock, (iii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets, in each case of the Corporation Group, (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges of the Corporation Group, and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged), (v) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation, (vi) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation Group or of any shares of stock of the Corporation Group, (vii) the number of shares of stock of any class or series of the Corporation; (viii) any matter relating to the acquisition, holding and disposition of any assets of the Corporation or its direct or indirect subsidiaries, or (ix) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, these Articles or the Bylaws or otherwise to be determined by the Board of Directors.

4.5          Duties of Directors. At or before the first meeting of the Board of Directors, these Articles shall be reviewed and ratified by a majority vote of the Directors and of the Independent Directors. The Board of Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out. A majority of the Independent Directors must approve matters to which Sections 4.2(b), 4.5, 5.1(a), 5.1(c), 5.2, 7.2, 8.1 – 8.10, 8.11(xi), or 9.2 of these Articles apply.

4.6          Fiduciary Duty. Each Director and Advisor shall be in a fiduciary relationship to the Corporation and the Stockholders. The Directors shall also have a fiduciary duty to the Stockholders to supervise the relationship of the Corporation with the Advisor.

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4.7          Management of Money and Property Received for Shares. The management all money and property received for the issuance of Shares for the benefit of the Stockholders shall be under the oversight of the Board of Directors.

4.8          Mandatory Redemption. If, at any time, the Board of Directors determines that as a result of applicable statutes, regulations, case law, administrative interpretations, or similar authority (i) the continuation of a Stockholder as a Stockholder of the Corporation or the conduct of the Corporation will result, or there is a material likelihood the same will result, in a material violation of applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) all or any portion of the assets of the Corporation will constitute assets of a Stockholder for purposes of ERISA, then the Board of Directors shall have the right, without the consent of any Stockholder, to cause the Corporation to redeem all or any part of the stock held by such stockholder for an amount equal to the current NAV of the stock being redeemed.

Article V

FEES, COMPENSATION AND EXPENSES

5.1          Total Fees and Expenses; Total Operating Expenses.

(a)          The Independent Directors shall determine, from time to time but no less often than annually, that the total fees and expenses of the Corporation are reasonable in light of the investment performance of the Corporation, its NAV, its NAV Per Share, its Net Income, and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the minutes of the meetings of the Board of Directors.

(b)          Without limitation of Section 5.1(a), absent a satisfactory showing to the contrary, the Total Operating Expenses shall be deemed to be excessive if in any fiscal year they exceed the greater of 2.0% of its Average Invested Assets or 25% of its Net Income for such year; provided, that the requirements of this Section 5.1(b) are hereby waived until the earlier of (x) December 31, 2020 and (y) the date on which the NAV first exceeds ten million dollars ($10,000,000).

(c)          The Independent Directors shall have the responsibility to limit Total Operating Expenses to amounts that do not exceed the limitations set forth in Section 5.1(a) and 5.1(b) (for purposes of Section 5.1(b), from and after the time such provision first comes into effect) unless they make a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year (which such finding and the reasons thereof shall be reflected in the minutes of the meeting of the Board of Directors); provided, that from and after Section 5.1(b) first comes into effect, within 60 days after the end of any fiscal quarter of the Corporation for which Total Operating Expenses (for the 12 months then ended) exceeded 2.0% of Average Invested Assets or 25% of Net Income, whichever is greater, there shall be sent to the Stockholders a notification thereof, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher operating expenses were justified. In the event the Independent Directors do not determine such excess expenses are justified, the Directors shall cause the Advisor to reimburse the Corporation at the end of the 12 month period the amount by which the aggregate annual expenses paid or incurred by the Corporation exceed the limitations herein provided.

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5.2          Advisory Contract; Advisor Compensation.

(a)          Prior to entry into an advisory contract between any Advisor and the Corporation, the Directors shall (i) determine that the Advisor, including any successor Advisor, possesses sufficient qualifications to perform the advisory function for the Corporation and justify the compensation provided for in its contract with the Corporation and (ii) evaluate the performance of each Advisor. The criteria used in such evaluation shall be reflected in the minutes of such meeting.

(b)          Each advisory contract shall (i) have a term of no more than one year, (ii) be terminable by a majority of the Independent Directors, or the Advisor, on 60 days’ written notice without cause and without penalty; and (iii) provide that upon termination of such contract, the Advisor shall cooperate with the Corporation and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.

(c)          The Independent Directors shall determine from time to time and no less often than annually that the compensation which the Corporation contracts to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the NASAA REIT Guidelines. The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to it by the Corporation to determine that the provisions of such contract are being carried out. Each such determination shall be based on the factors set forth below and all other factors such Independent Directors may deem relevant and the findings of such Directors on each of such factors shall be recorded in the minutes of the Board of Directors: (i) the size of the advisory fee in relation to the size, composition, and profitability of the Corporation; (ii) the success of the Advisor in generating opportunities that meet the investment objectives of the Corporation; (iii) the rates charged to other REITs and to investors other than REITs by advisors performing similar services; (iv) additional revenues realized by the Advisor and any Affiliate through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business; (v) the quality and extent of service and advice furnished by the Advisor; (vi) the performance of the Corporation’s assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (vii) the quality of the Corporation’s assets in relationship to the investments generated by the Advisor for its own account.

5.3          Organization and Offering Expenses. The Organization and Offering Expenses shall be reasonable and in no event exceed 3.0% of the aggregate proceeds raised in the offering of the Shares (over time).

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5.4          Asset Management Fee. The Corporation shall make a cash payment to the Advisor on the first business day of each month during the term of the advisory agreement equal to 0.0417% of the Corporation’s Total Invested Value, calculated as of the close of business on the immediately preceding September 30 or March 31. The Advisor may elect to defer or waive all or any portion of such asset management fee in its sole discretion; provided, that no interest shall accrue on any such deferred asset management fee.

5.5          Acquisition Fees and Acquisition Expenses. All Acquisition Fees and Acquisition Expenses shall be reasonable and shall not in aggregate exceed (i) 3.0% of the Contract Price of a Property and (ii) when combined with all other broker fees paid by or on behalf of the Corporation Group in connection with the acquisition of a Property by the Corporation Group, 6.0% of the Contract Price of such Property; provided, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

5.6          Disposition Fees and Disposition Expenses. All Disposition Fees and Disposition Expenses shall be reasonable and shall not in aggregate exceed (i) 3.0% of the Contract Price of a Property and (ii) when combined with all other broker fees paid by or on behalf of the Corporation Group in connection with the disposition of a Property by the Corporation Group, 6.0% of the Contract Price of such Property; provided, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

5.7          Sponsor Fee. The Sponsor shall be entitled to charge a monthly per subscriber or per account fee of up to $1 per subscriber or account per month in respect of the license of its technology to the Corporation.

Article VI

TRANSFER RESTRICTIONS

6.1          Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

(a)          “Beneficial Ownership” when used with respect to ownership of Equity Interests by any Person, means ownership of Equity Interests which are directly or indirectly owned by such Person for purposes of Section 542(a)(2) of the Code taking into account the constructive ownership rules of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code; provided, however, that in determining the amount of Equity Interests Beneficially Owned by a Person, no Shares shall be counted more than once. The terms “Beneficially Own,” “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

(b)          “Beneficiary” means with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Board of Directors as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 6.4(d).

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(c)          “Business Day" means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York, or any other day on which the banking institutions in the State of New York are authorized to close.

(d)          “Code" has the meaning assigned to it in Section 1.3.

(e)          “Constructive Ownership" means ownership of Equity Interests by a Person who is or would be treated as a direct or indirect owner of such Equity Interests through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructively Own" and "Constructively Owned" have correlative meanings.

(f)           “Equity Interests” means beneficial interests in the Corporation represented by Shares of Common Stock or Preferred Stock.

(g)          “Excess Shares” means the Equity Interests that are converted into a separate class of interests which shall be denominated as “Excess Shares” upon the occurrence of the events described in Section 6.4(a), and which shall have such rights, privileges, and preferences as set forth in Section 6.4.

(h)          "Legal Requirements" means all laws, statutes, or ordinances, and the orders, rules, regulations, directives and requirements of any federal, state or local governmental or quasi-governmental authority that are applicable to the Corporation and/or any of its Subsidiaries

(i)           "Market Price" means, with respect to any Equity Interests on any date, the last price per unit for the class or series of such Equity Interests, determined in accordance with the most recent valuation of the Corporation's assets approved by the Board of Directors.

(j)           "Non-Transfer Event" means an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater amount of Equity Interests than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Interests (or of Beneficial Ownership or Constructive Ownership of Equity Interests) or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Interests or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Interests.

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(k)          "Notice" means information that a party is required to provide another party under these Articles. Notice shall be sent by certified mail, return receipt requested, or by private overnight express courier, such as Federal Express, or telecopy with confirmation of receipt, or shall be personally delivered, to such address as shall be reflected in the books and records of the Corporation.

(l)           "One Hundred Holders Date" means the first date upon which Equity Interests are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

(m)         "Permitted Transferee" means any Person designated as a Permitted Transferee in accordance with the provisions of Section 6.4(h)(i).

(n)          "Person" means an Individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(o)          "Prohibited Owner" means, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of Equity Interests by the provisions of Section 6.4(a).

(p)          "REIT" has the meaning assigned to it in Section 1.3.

(q)          "REIT Qualification Date" means the effective date of the Corporation’s REIT election.

(r)          "Restriction Termination Date" means the effective date of the termination of the Corporation’s REIT election as determined by the Board of Directors.

(s)          "Securities Law" has the meaning assigned to it in Section 6.2(e).

(t)          "Transfer" (as a noun) means any sale, transfer, gift, assignment, devise or other disposition of Equity Interests, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

(u)          “Trust” means any trust created and administered in accordance with the terms of Section 6.4 for the exclusive benefit of any Beneficiary.

(v)         “Trustee” means any Person or entity, unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Interests that would have been owned of record by the Prohibited Owner), designated by the Board of Directors to act as manager of any Trust, or any successor trustee thereof.

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6.2          Restriction on Ownership and Transfer.

(a)          Except as provided in Section 6.5, from the REIT Qualification Date until the Restriction Termination Date, any purported Transfer that, if effective, would prevent any income of the Corporation from qualifying as “rents from real property” for purposes of Section 856(d) of the Code shall be void ab initio as to the Transfer of that amount of Equity Interests that would prevent such income from so qualifying, and the intended transferee shall acquire no rights in such Equity Interests.

(b)          Except as provided in Section 6.5, from the REIT Qualification Date until the Restriction Termination Date, any purported Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that amount of Equity Interests that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Interests.

(c)          From the One Hundred Holders Date until the Restriction Termination Date, any purported Transfer that, if effective, would result in all classes or series of Equity Interests being Beneficially Owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Interests.

(d)          From the REIT Qualification Date until the Restriction Termination Date, any purported Transfer that, if effective, would cause the Corporation to fail to qualify as a REIT, except as otherwise provided in this Section 6.2, shall be void ab initio as to the Transfer of that amount of Equity Interests that would cause the Corporation to fail to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Interests.

(e)          From the date of formation of the Corporation, any purported Transfer that, if effective, would result in the violation of any applicable federal, state or foreign law regulating the registration or transfer of securities (including, without limitation, the Securities Act of 1933, as amended) or any rule, regulation or decision thereunder (“Securities Law”) or in respect thereof, shall be void ab initio as to the Transfer of those Equity Interests that would cause such violation, and the intended transferee shall acquire no rights in such Equity Interests.

6.3          Owners Required to Provide Information.

From the REIT Qualification Date until the Restriction Termination Date, each Person who is a Beneficial Owner of Equity Interests and each Person (including the holder of record) who is holding Equity Interests for a Beneficial Owner shall, within thirty (30) days of receiving a written request from the Corporation therefor, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner, the amount of Equity Interests Beneficially Owned by such Beneficial Owner, a description of how such Equity Interests are held, and such other information as the Corporation may request in order to determine the Corporation’s status as a REIT, as determined by the Board of Directors.

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6.4          Excess Shares.

(a)          Conversion into Excess Shares.

(i)          If, notwithstanding the other provisions contained in this Agreement, after the REIT Qualification Date but prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (A) prevent amounts from qualifying as “rents from real property” as contemplated in Section 6.2(a), (B) result in the Corporation being “closely held” as described in Section 6.2(b), (C) result in the Equity Interests being Beneficially Owned by fewer than 100 persons as described in Section 6.2(c) on or after the One Hundred Holders Date, (D) otherwise cause the Corporation to fail to qualify as a REIT after the effective date of this Agreement, as described in Section 6.2(d), or (E) violate any Securities Law, then (X) the purported transferee or resulting holder shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Prohibited Owner owning the Equity Interests with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such amount of Equity Interests, the ownership of which by such purported transferee or record holder would result in or cause any of the events described in subsections (A) through (E) above, (Y) such amount of Equity Interests shall be automatically converted into an equal amount of Excess Shares and transferred to a Trust in accordance with Section 6.4(d) and (Z) the Prohibited Owner shall submit such amount of Equity Interests (including the certificates representing such amount of Equity Interests, if any) to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Shares and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Interests so converted may be submitted to the Corporation at a later date.

(ii)         Upon the occurrence of a conversion of a certain class and server of Equity Interests into an equal amount of Excess Shares, such Equity Interests shall be automatically retired and canceled, without any action required by the Board of Directors or any Person, and shall thereupon be restored to the status of authorized but unissued Equity Interests of the same class and series as the Equity Interests from which such Excess Shares were converted and may be reissued by the Corporation as such Equity Interests.

(b)          Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 6.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Interests in violation of Section 6.1, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books and records of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of such Equity Interests into Excess Shares and their transfer to a Trust in accordance with Section 6.4(a) and Section 6.4(d).

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(c)          Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Interests in violation of Section 6.1, or any Person who owned Equity Interests that were converted into Excess Shares and transferred to a Trust pursuant to Section 6.4(a) and Section 6.4(d), shall immediately give written Notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

(d)          Ownership in Corporation. Upon any purported Transfer or Non-Transfer Event that results in Excess Shares pursuant to Section 6.4(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees of one or more Trusts created by the Corporation to be held for the exclusive benefit of one or more Beneficiaries designated by the Corporation. Any conversion of Equity Interests into Excess Shares and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding Shares of the Corporation.

(e)          Distribution Rights. The Excess Shares shall be entitled to the same distributions (as to both timing and amount) as may be made by the Board of Directors in respect to Equity Interests of the same class and series as the Equity Interests that were converted into such Excess Shares. The Trustees, as record holder of the Excess Shares, shall be entitled to receive all distributions and shall hold all such distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Trust the amount of any distributions received by such Prohibited Owner (i) that are attributable to any Equity Interests that have been converted into Excess Shares and (ii) which were distributed by the Corporation to holders of record on a record date which was on or after the date that such Equity Interests were converted into Excess Shares. The Corporation shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such distribution paid to a Prohibited Owner.

(f)           Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Interests of the same class and series as the Equity Interests that were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Corporation that is available for distribution to the holders of such Equity Interests. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Interests and which Transfer resulted in the conversion of such Equity Interests into Excess Shares, the product of (i) the price per Share, if any, such Prohibited Owner paid for the Equity Interests and (ii) the amount of Equity Interests which were so converted into Excess Shares and held by the Trust, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the Equity Interests into Excess Shares, the product of (x) the Market Price for the Equity Interests that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer and (y) the amount of Equity Interests which were so converted into Excess Shares. Any remaining amount in such Trust shall be distributed to the Beneficiary.

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(g)          Voting Rights. The Excess Shares shall entitle the holder to no voting rights. Any vote by a Prohibited Owner as a purported holder of Equity Interests prior to the discovery by the Corporation and/or the Trustee that such Equity Interests have been converted into Excess Shares shall, subject to Legal Requirements, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

(h)          Designation of Permitted Transferee.

(i)          As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Equity Interests, the Trustee shall designate one or more Persons as “Permitted Transferees” and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 6.1 and without such acquisition resulting in the conversion of the Equity Interests so acquired into Excess Shares and the transfer of such Excess Shares to a Trust pursuant to Section 6.4(a) and Section 6.4(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Corporation of such intended transfer to enable the Corporation to determine whether to exercise or waive its purchase rights under Section 6.4(j).

(ii)         Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 6.4(h), the Trustee shall cause to be transferred to the Permitted Transferee Excess Shares acquired by the Trustee pursuant to Section 6.4(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares automatically shall be converted into an equal amount of Equity Interests of the same class and series as the Equity Interests that were originally converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal amount of Equity Interests, such Excess Shares, without any action required by the Board of Directors, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Corporation as Excess Shares. The Trustee shall (A) cause to be recorded on the books and records of the Corporation that the Permitted Transferee is the holder of record of such amount of Equity Interests, and (B) distribute to the Beneficiary any and all amounts held in respect of such Excess Shares after making payment to the Prohibited Owner pursuant to Section 6.4(i).

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(iii)        If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 6.1, such Transfer shall be void ab initio as to that amount of Excess Shares that cause the violation of any such restriction and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Interests. Such Equity Interests shall be automatically re-converted into Excess Shares and transferred to the Trust from which they were originally transferred. Such conversion and transfer to the Trust shall be effective as of the close of business on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article VI shall apply to such Shares, including, without limitation, the provisions of Section 6.4(h) through Section 6.4(j) in respect of any future Transfer of such Excess Shares by the Trust.

(i)           Compensation to Record Holder of Equity Interests That Are Converted into Excess Shares.

Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 6.4(h) or following the acceptance of the offer to purchase such Excess Shares in accordance with Section 6.4(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i) (A) in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Interests and which Transfer resulted in the conversion of such Equity Interests into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the shares in respect of such Equity Interests and (2) the number of shares in respect of such Equity Interests which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such Equity Interests into Excess Shares, the product of (1) the Market Price for the Equity Interests that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer and (2) the amount of Equity Interests which were so converted into Excess Shares, or (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section 6.4(h) or Section 6.4(j). Any amounts received by the Trustee in respect of such Excess Shares that are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 6.4(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 6.4 by such Trustee.

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(j)           Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Interests in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the Equity Interests (e.g., if the Equity Interests were received through a gift or devise), the Market Price for the Equity Interests that were converted into such Excess Shares on the date of such Non-Transfer Event or Transfer) and (ii) the Market Price for the Equity Interests that were converted into such Excess Shares on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days (or, if shorter, the period ending on the date the Trust Transfers such Excess Shares pursuant to Section 6.4(h)) following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors first determined that a Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Corporation received a notice of such Transfer or Non-Transfer Event pursuant to Section 6.4(c).

(k)          Nothing in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders in preserving the Corporation’s status as a REIT under the Code and, in the discretion of the Board of Directors, the Corporation’s status as a REIT that is not classified as a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code.

6.5          Exceptions to Restrictions on Ownership and Transfers.

The Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence or undertakings acceptable to it may, in its sole discretion, waive the application of Section 6.2(a), Section 6.2(b) or clauses (A) or (B) of Section 6.4(a)(i) with respect to a Person, which waiver may be effective retroactively, provided that (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors) to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Interests will not now or in the future result in the Corporation failing to qualify as a REIT and (B) such Person agrees in writing that any violation or attempted violation of (x) such other limitations as the Board of Directors may establish at the time of such waiver with respect to such Person, if any, or (y) such other restrictions and conditions as the Board of Directors may in its sole discretion impose at the time of such waiver with respect to such Person, if any, will result, as of the time of such violation even if discovered after such violation, in the conversion of such Equity Interests in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 6.4(a).

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6.6          Ambiguity.

In the case of an ambiguity in the application of any of the provisions of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

6.7          Remedies Not Limited.

Nothing contained in this Article VI or any other provision of this Agreement shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholder by preservation of the Corporation’s status as a REIT.

6.8          Rules Applicable to All Transfers.

(a)          The Corporation, the Stockholder and any other Person or Persons having business with the Corporation, need deal only with Stockholders who are admitted as Stockholders or as substituted Stockholders of the Corporation, and they shall not be required to deal with any other Person by reason of Transfer by a Stockholder except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Stockholder for a transferring Stockholder, any payment to a Stockholder shall acquit the Corporation and the Stockholders of all liability to any other Persons who may be interested in such payment by reason of a purported assignment by such Stockholder.

(b)          If any Stockholder’s organizational documents provide for Transfers of interests in such Stockholder to Trusts in a manner similar to this Article VI upon a Transfer or Non-Transfer Event that would otherwise result in the conversion of Equity Interests into Excess Shares and the transfer of such Excess Shares to a Trust pursuant to Section 6.4(a) and Section 6.4(d), the provisions of such Stockholder’s organizational documents shall be applied first and then the provisions of this Article VI shall apply.

Article VII

ADDITIONAL REIT MATTERS; INFORMATION; REPORTING

7.1          REIT Qualification. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

7.2          Dividend Reinvestment Plans. The Board of Directors may establish, from time to time, a dividend reinvestment plan or plans. Under any dividend reinvestment plan, (i) all material information regarding dividends to the Stockholders and the effect of reinvesting such dividends, including the tax consequences thereof, shall be provided to the Stockholders not less often than annually, and (ii) each Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (i) above.

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7.3          Distribution Reports. The Board of Directors, including the Independent Directors, shall take such steps as necessary to cause to be prepared and made available to all Stockholders, with respect to any distribution to Stockholders of income or capital assets of the Trust, a written statement disclosing the source of the funds distributed. If, at the time of distribution, this information is not available, a written explanation of the relevant circumstances will accompany the distribution, and the written statement disclosing the source of the funds distributed will be sent to the Stockholders not later than 60 days after the close of the fiscal year in which the distribution was made.

7.4          Share Repurchase Plans. The Board of Directors may establish, from time to time, a share repurchase plan or plans if it does not impair the capital or operations of the Corporation; provided, that the Corporation shall not be obligated to repurchase any Shares or any specific amount of Shares. The Sponsor, Advisor, Directors or their Affiliates are prohibited from receiving a fee on the repurchase of Shares by the Corporation.

7.5          Reports to Stockholders. The Corporation shall prepare and distribute to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after December 31, 2018, which shall include: (i) financial statements prepared in accordance with GAAP that are audited and reported on by the Corporation’s independent certified public accountants; (ii) the ratio of the costs of raising capital during the year to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Corporation’s Advisor and any Affiliates of the Advisor by the Corporation or third parties doing business with the Corporation during the year; (iv) the Corporation’s Total Operating Expenses for the year stated as a percentage of Average Invested Assets and as a percentage of Net Income; (v) report from the conflicts committee of the Board of Directors that the Corporation’s policies are in the best interests of the Stockholders and the basis for such determination; and (vi) a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation and its Advisor, a Director or any Affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

7.6          Access to Records.

(a)          The Corporation shall maintain at its principal office an alphabetical list of the names of the Stockholders, along with their addresses and telephone numbers and the number of Shares held by each of them. The Corporation will update this Stockholder list at least quarterly and make it available for inspection at its principal office by a Stockholder or his or her designated agent upon request of the Stockholder for a proper purpose related to their status as a Stockholder. The Corporation may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes or other improper purposes.

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(b)          If the Advisor or Board of Directors neglects or refuses to make available a copy of the Stockholder list as requested, the Advisor and/or Board, as the case may be, shall be liable to the Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder list and any actual damages suffered by any Stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder list is not for a proper purpose but is instead for the purpose of securing such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation or in a way or manner that would damage or adversely affect the Corporation or other Stockholders. The Corporation may require that the Stockholder requesting the Stockholder list represent that the request is not for a commercial purpose unrelated to the Stockholder’s interest in the Corporation or in a way or manner that would damage or adversely affect the Corporation or other Stockholders. The remedies provided by this Section to Stockholders requesting copies of the Stockholder list are in addition to, and do not in any way limit, other remedies available to Stockholders under federal law, or the law of any state.

Article VIII

CONFLICTS OF INTEREST AND INVESTMENT RESTRICTIONS

8.1          Sales and Leases to the Corporation. The Corporation shall not purchase a Property from the Sponsor, Adviser, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the Property to the Sponsor, Advisor, Director or any Affiliate thereof, as applicable, and no less than the fair market value of the Property, or if the price to the Corporation is in excess of such cost or at a discount, that substantial justification for such excess or discount, as the case may be, exists and such excess or discount, as the case may be, is reasonable. In no event shall the cost of such Property to the Corporation exceed its current appraised value.

8.2          Sales and Leases to Sponsor, Advisor, Directors, or any Affiliate. A Sponsor, Advisor, Director, or any Affiliate thereof shall not acquire a Property from the Corporation unless approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation. The Corporation may lease a Property to a Sponsor, Advisor, Director, or any Affiliate thereof only if approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

8.3          Loans. No loans may be made by the Corporation to the Sponsor, Advisor, Director, or any Affiliate thereof other than direct or indirect wholly owned subsidiaries of the Corporation. The Corporation may not borrow money from the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated parties under the same circumstances.

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8.4          Investments. The Corporation shall not invest in joint ventures with the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions, approve the transaction as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by the other joint venturers. The Corporation shall not invest in equity securities unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable.

8.5          Statement of Objectives. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency and no less often than annually to determine that the policies being followed by the Corporation at any time are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the Board of Directors.

8.6          Multiple Programs. The method for the allocation of the acquisition of Properties by two or more programs of the same Sponsor or Advisor seeking to acquire similar types of assets shall be reasonable. It shall be the duty of the Directors (including the Independent Directors) to insure such method is applied fairly to the Corporation.

8.7          Other Transactions. All other transactions between the Corporation and the Sponsor, Advisor, Director, or any Affiliate thereof, shall require approval by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

8.8          Appraisal of Real Property. The consideration paid for real property acquired by the Corporation shall ordinarily be based on the fair market value of the Property as determined by a majority of the Directors. In cases in which a majority of the Independent Directors so determine, and in all cases in which assets are acquired from the Advisors, Directors, Sponsors or Affiliates thereof, such fair market value shall be as determined by an Independent Expert selected by the Independent Directors.

8.9          Roll-Up Transaction.

(a)          In connection with a proposed Roll-up, an appraisal of all Corporation assets shall be obtained from a competent, Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal shall be filed with the Securities and Exchange Commission and any applicable state securities commissioner as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of the Securities Act of 1933, §11, and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal. Corporation assets shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Corporation’s assets as of a date immediately prior to the announcement of the proposed Roll-up transaction. The appraisal shall assume an orderly liquidation of Corporation assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its investors. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the investors in connection with a proposed Roll-Up.

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(b)          In connection with a proposed roll-up, the person sponsoring the Roll-up shall offer to Stockholders who vote “no” on the proposal the choice of: (i) accepting the securities of the Roll-up Entity offered in the proposed Roll-up; or (ii) one of the following: (A) remaining as Stockholders of the Corporation and preserving their interests therein on the same terms and conditions as existed previously; or (B) receiving cash in an amount equal to the Stockholders’ pro-rata share of the appraised value of the NAV of the Corporation.

(c)          The Corporation shall not participate in any proposed roll-up that would result in Stockholders having democracy rights in the roll-up entity that are less than those provided for under the NASAA REIT Guidelines. The Corporation shall not participate in any proposed Roll-up in which investors’ rights of access to the records of the Roll-up entity will be less than those provided for under NASAA REIT Guidelines. The Corporation shall not participate in any proposed Roll-up in which any of the costs of the transaction would be borne by the Corporation if the Roll-up is not approved by the Stockholders. The Corporation shall not participate in any proposed Roll-up which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the roll-up entity). The Corporation shall not participate in any proposed roll-up which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of Shares held by that investor.

8.10        Leverage. The aggregate borrowings of the Corporation together with its direct and indirect subsidiaries on a consolidated basis, if any, secured and unsecured, shall be reasonable in relation to the NAV and shall be reviewed by the Directors at least semi-annually. The maximum amount of such borrowings in relation to the NAV shall, in the absence of a satisfactory showing that higher level of borrowing is appropriate, not exceed 50%. Notwithstanding the foregoing, calculations made pursuant to this Section 8.10 shall not include borrowings outstanding under a revolving credit facility (or similar agreement) entered into by the Corporation or its direct and indirect subsidiaries relating to the initial acquisition of Properties. Any excess in borrowing over such 50% level shall be approved by a majority of the Independent Directors and disclosed to the Stockholders in the next semi-annual report of the Corporation, along with justification for such excess.

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8.11        Restrictions. The Corporation will not engage in any of the following investment practices or activities: (i) invest in commodities or commodity future contracts; (ii) invest more than 10% of its total assets in Unimproved Real Property or indebtedness secured by a deed of trust or mortgage loans on Unimproved Real Property; (iii) invest in indebtedness (“junior debt”) secured by a mortgage on real property which is subordinate to the lien of other indebtedness (“senior debt”), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 85% of the appraised value of such property, if after giving effect thereto, the value of all such investments of the Corporation and its direct and indirect subsidiaries (as shown on the books of the Corporation in accordance with GAAP after all reasonable reserves but before provision for depreciation) would not then exceed 25% of the tangible assets the Corporation together with its direct and indirect subsidiaries. The value of all investments in junior debt of the Corporation together with its direct and indirect subsidiaries which does not meet the aforementioned requirements would be limited to 10% of the Corporation’s tangible assets (which would be included within the 25% limitation); (iv) invest in contracts for the sale of real estate; (v) engage in any short sale, or borrow, on an unsecured basis unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt; (vi) engage in trading, as compared with investment activities; (vii) acquire securities in any Corporation holding investments or engaging in activities prohibited by this section; (viii) engage in underwriting or the agency distribution of securities issued by others; (ix) issue redeemable equity securities; (x) issue debt securities unless the historical debt service coverage (in the most recently complete fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt; (xi) issue options or warrants to purchase its shares to the Advisor, Sponsor, Directors or any Affiliate thereof except on the same terms as such options or warrants are sold to the general public. The Corporation may issue options or warrants to persons not so connected with the Corporation but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option on the date of grant. Options or warrants issuable to the Adviser, Sponsor, Directors or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of the Corporation on the date of grant of any options or warrants; or (xii) issue its shares on a deferred payment basis or other similar arrangement.

Article IX

MISCELLANEOUS

9.1          Tax on Disqualified Organizations. If the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation allocable to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” in the manner described in Treasury Regulations Section 1.860E-2(b)(4), by reducing from one or more distributions to be paid to such Stockholder an amount equal to the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such Stockholder’s stock ownership.

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9.2          Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall be entitled to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Director or officer of the Corporation or (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a Director, officer, partner, member, manager or trustee of another corporation, statutory real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in clause (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

9.3          Amendments. The Corporation reserves the right from time to time to make any amendment to these Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any shares of outstanding stock. All rights and powers conferred by these Articles are granted subject to this reservation. Except as otherwise provided in these Articles and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in these Articles, any amendment to these Articles shall be valid if approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

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THIRD:	The amendment to and restatement of the Articles as hereinabove set forth have been duly advised by the Board of Directors and approved by the Stockholders.

FOURTH:	The current address of the principal office of the Corporation is as set forth in Article I of the foregoing amendment and restatement of the Articles.

FIFTH:	The name and address of the Corporation’s resident agent are as set forth in Article I of the foregoing amendment and restatement of the Articles.

SIXTH:	The number and names of the directors of the Corporation are as set forth in Article IV of the foregoing amendment and restatement of the Articles.

SEVENTH:	The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[The next page is the signature page.]

IN WITNESS WHEREOF, on February 14, 2019 the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board of Directors and attested to by its Secretary.

HAPPYNEST REIT, INC.

By:	/s/ Thomas K. Engberg
Name:	Thomas K. Engberg
Title:	Chairman of the Board of Directors

ATTESTED TO:

By:	/s/ Jesse Prince
Name:	Jesse Prince
Title:	Secretary

[Signature Page to Articles of Amendment and Restatement]